Exhibit 99.1

[THE HAIN CELESTIAL GROUP, INC. LOGO OMITTED]

Contact:	Ira Lamel/Mary Anthes The Hain Celestial Group, Inc. 631-730-2200	Jeremy Fielding/David Lilly Kekst and Company 212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES
RECORD SALES

Sales Grew 22% in First Quarter Fiscal Year 2009

Reconfirms Full Year Sales and Earnings Guidance

Melville, NY, November 3, 2008—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today reported results for the first quarter ended September 30, 2008. Reflecting continued strong consumer demand for its brands and products, the Company reported record first quarter net sales of $289.3 million, a 22% increase over the prior year’s first quarter sales of $237.2 million. Net income in the first quarter was $7.0 million on a GAAP basis and $11.4 million after reflecting previously announced adjustments resulting from continuing personnel and facility costs related to the execution of the Stock Keeping Unit (“SKU”) Rationalization Program; acquisition-related integration and start-up costs in the United Kingdom, reflecting initiatives which were completed in this year’s first quarter; the costs of the now completed, below market contract at Hain Pure Protein’s New Oxford facility; stock compensation related expense; and continued additional professional fees. Diluted earnings per share for the first quarter totaled $0.17 on a GAAP basis and $0.28 after these adjustments. Net income and earnings per share were affected by the highest commodity and input costs in the Company’s history, with such costs estimated to be $10 million higher than last year. The Company’s results do not reflect the benefit of its August price increases, which are expected to improve the Company’s sales and margins in the second half of the year. The Company realized approximately $1 million from these increases in its first quarter.

“We are pleased that, even with the economic difficulties experienced in many markets, consumers increased their demand for our natural and organic food and personal care products. We are also pleased to see that the sales momentum experienced in its first quarter continued through the month of October. With our grocery, snacks, and tea products selling at an average price of $3.99, our brands meet our consumers’ needs in this economy. Additionally, we believe our portfolio approach—in products, distribution channels and geographic markets—benefited our performance this quarter. Our new fiscal year began with continued strong sales in all our geographic markets—the United States, Canada, and Europe—across various distribution channels. In North America, our focus on new product innovation and increased sales and distribution of our core items resulted in strong contributions from Rice Dream®, WestSoy®, Earth’s Best®, MaraNatha®, Imagine®, Spectrum®, Garden of Eatin’®, Rosetto®, Yves®, Jason®, Avalon® and the Hain Pure Protein brands. In Europe, our approach led to similar sales trends from the Lima®, Natumi®, Rice Dream, Grains Noirs® and Daily Bread™ brands,” said Irwin D. Simon, President and Chief Executive Officer.

The Company continues to see strong sales despite the slowdown in the economy. Hain Celestial has experienced growth in the natural sector with independent natural stores and supermarkets, mass market retailers, chain drug stores and other retail outlets. The Company believes it is attracting new consumers who are not dining out but are looking for healthful dining experiences at home, and consumers are finding our products at more retail outlets, such as supermarkets, club stores and mass merchants. The Company has also seen an increase in poultry sales, where consumers are trading down from other proteins to chicken and turkey; consumers are also eating more seitan, tofu and tempeh rather than red meat. The at-home dining trend is more prevalent for breakfast and dinner, where the Company’s product categories can provide healthy, reasonably priced meals and snacks. The Company continues to see substantial growth in its Earth’s Best brands with parents concerned about healthy eating for their infants, toddlers and kids, and believes that consumers staying at home are drinking more tea and trading down from more expensive beverage offerings.

Reflecting the previously stated adjustments, gross margin for the same brands operated by the Company (other than the Company’s lower margin Hain Pure Protein joint venture) was 28.6% in the first quarter, versus 30.8% in the prior year quarter. Inflation in input costs, including higher commodity and fuel costs, amounted to over 7% in the quarter when measured against the prior year comparable quarter. While this inflation was partially offset by productivity improvements and price increases, the full impact of the price increase announced in July is expected to benefit the Company over the remaining quarters in its fiscal year. The Company expects that the benefits from this price increase will improve margins during the second half of the fiscal year by 200 to 300 basis points. In Personal Care, where the SKU Rationalization eliminated costs, the brands continued to experience good sales growth, and benefited from a margin improvement of approximately 200 basis points in the first quarter.

Adjusted selling, general and administrative expenses declined as a percentage of sales to 18.2% compared to 20.2%, with the Company’s continued focus on cost savings and achieving the benefit of synergies from acquisitions.

The Company’s balance sheet remains strong, with $272.2 million in working capital and a current ratio of 2.8 at September 30, 2008. Debt as a percentage of equity was 43.1%, with equity at $745.2 million. The Company’s cash conversion cycle was 79 days, compared to 75 days in the prior year period, with the increase coming principally in the Company’s inventory of turkey in preparation for the holiday season demands in that category and increased ingredients for Grocery and Snacks. The Company’s receivables days have declined, and payables days remain consistent with past periods.

Interest expense, net, was $3.6 million in the first quarter compared to $2.7 million for the prior year quarter. The Company’s interest cost this year includes the cost of higher borrowings resulting from acquisitions during the prior fiscal year. “Other expenses, net” in the prior year included a $2.0 million gain on the sale of an investment in a joint venture in Europe. The Company’s effective tax rate for the current period was 38%.

“Having good brands in good categories will continue to drive sales. At the same time, the Company will continue to build on the successful productivity initiatives commenced in prior years to control its expenses, reducing overhead and capital expenditures and other costs. Our Company is well-positioned with a proven management team to enable Hain Celestial to deal with this tough economic environment. We continue to experience solid growth and steady performance and expect our strategic pricing actions and productivity initiatives to deliver on our objectives for the year and our long-term goals to enhance shareholder value,” concluded Irwin Simon.

Fiscal Year 2009 Guidance
The Company reconfirmed its fiscal year 2009 guidance of $1.2 to $1.3 billion in sales and $1.54 to $1.61 earnings per share. This earnings guidance is before deducting $0.08 per share in stock compensation expense to amortize the previous year’s equity grants.

Webcast
Hain Celestial will host a conference call and webcast at 4:30 PM Eastern Standard Time today to review its first quarter fiscal year 2009 results. The event will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Daily Bread™, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Tushies® and TenderCare®.  Hain Celestial has been providing “A Healthy Way of Life™” since 1993.  For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; our ability to implement our business and acquisition strategy; our ability to effectively integrate our acquisitions; competition; availability and retention of key personnel; our reliance on third party distributors, manufacturers and suppliers; changes in customer preferences; international sales and operations; escalating fuel and commodity costs; the resolution of the SEC inquiry and litigation regarding our stock option practices; changes in, or the failure to comply with, government regulations; and other risks detailed from time-to-time in the Company’s reports filed with the SEC, including the annual report on Form 10-K, for the fiscal year ended June 30, 2008. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

Non-GAAP Financial Measures
Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company’s operations and are useful for period-over-period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the Company’s condensed consolidated statements of earnings presented in accordance with GAAP.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2008	2008
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$43,506	$58,513
Trade receivables, net	127,378	118,867
Inventories	215,590	175,667
Deferred income taxes	12,482	12,512
Other current assets	23,614	27,482
Total current assets	422,570	393,041

Property, plant and equipment, net	155,823	159,089
Goodwill, net	539,183	550,238
Trademarks and other intangible assets, net	140,950	136,861
Other assets	19,252	20,155
Total assets	$1,277,778	$1,259,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$148,261	$145,186
Income taxes payable	1,868	907
Current portion of long-term debt	246	222
Total current liabilities	150,375	146,315

Deferred income taxes	25,590	26,524
Other noncurrent liabilities	2,163	5,012
Long-term debt, less current portion	321,177	308,220
Total liabilities	499,305	486,071

Minority Interest	33,256	30,502

Stockholders' equity:
Common stock	414	411
Additional paid-in capital	495,639	488,650
Retained earnings	244,030	237,008
Treasury stock	(15,486)	(15,473)
Foreign currency translation adjustment	20,620	32,215
Total stockholders' equity	745,217	742,811

Total liabilities and stockholders' equity	$1,277,778	$1,259,384

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2008	2007
	(Unaudited)

Net sales	$289,317	$237,245
Cost of sales	217,951	168,394
Gross profit	71,366	68,851

SG&A expenses	56,470	50,546

Operating income	14,896	18,305

Interest and other expenses, net	3,569	959
Income before income taxes	11,327	17,346
Income tax provision	4,305	6,526
Net income	$7,022	$10,820

Basic net income per share	$0.17	$0.27

Diluted net income per share	$0.17	$0.26

Weighted average common shares outstanding:
Basic	40,225	40,026
Diluted	41,499	41,825

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2008 GAAP	Adjustments	2008 Adjusted	2007 Adjusted
	(Unaudited)

Net sales	$289,317		$289,317	$237,245
Cost of Sales	217,951	$(3,540)	214,411	167,321
Gross profit	71,366	3,540	74,906	69,924

SG&A expenses	56,470	(3,768)	52,702	47,860

Operating income	14,896	7,308	22,204	22,064

Interest and other expenses, net	3,569	360	3,929	2,961
Income before income taxes	11,327	6,948	18,275	19,103

Income tax provision	4,305	2,539	6,844	7,164
Net income	$7,022	$4,409	$11,431	$11,939

Basic net income per share	$0.17	$0.11	$0.28	$0.30

Diluted net income per share	$0.17	$0.11	$0.28	$0.29

Weighted average common shares outstanding:
Basic	40,225		40,225	40,026
Diluted	41,499		41,499	41,825

	FY 2009		FY 2008
	Impact on Income before income taxes	Impact on Income tax provision	Impact on Income before income taxes	Impact on Income tax provision
	(Unaudited)
Start-up costs at the Fakenham manufacturing
facility related to the integration of the
Haldane Foods frozen meat-free operations
and, in 2009, also includes unabsorbed
overhead resulting from expiration of a
co-pack agreement with prior owner	$2,519	$799	$1,073	$406

Severence and other reorganization costs	300	118

Impact of co-pack pricing agreement related
to acquisition of turkey processing facility	721	277
Cost of sales	3,540	1,194	1,073	406

Professional fees and other expenses incurred
in connection with the review of the
Company's stock option practices	1,753	896	2,266	857

Stock compensation expense	1,417	356	420	159

Severence and other reorganization costs	598	231
SG&A expenses	3,768	1,483	2,686	1,016

Other (income) expenses, net	(360)	(138)	(2,002)	(784)

Interest and other expenses, net	(360)	(138)	(2,002)	(784)

Total adjustments	$6,948	$2,539	$1,757	$638